Exhibit 3.4

UNOFFICIAL TRANSLATION

DEED OF AMENDMENT OF THE ARTICLES OF

ASSOCIATION OF NXP B.V.

On the second day of August two thousand and ten appears before me, Professor Martin van Olffen, notaris (civil-law notary) practising in Amsterdam:

Sophie Marie Versteege, kandidaat-notaris (candidate civil-law notary), employed by De Brauw Blackstone Westbroek N.V., a limited liability company, with corporate seat in Amsterdam, with address at: 1082 MD Amsterdam, the Netherlands, Claude Debussylaan 80, born in Velsen on the eleventh day of December nineteen hundred and seventy-four.

The person appearing declares that on the second day of August two thousand and ten the general meeting of shareholders of NXP B.V., a private company with limited liability, with corporate seat in Eindhoven, the Netherlands and address at: 5656 AG Eindhoven, the Netherlands, High Tech Campus 60, B.V. number 400.135, Trade Register number 17070622, resolved to amend the articles of association of this company and to authorise the person appearing to execute this deed.

Pursuant to those resolutions the person appearing declares that she amends the company’s articles of association such that these shall read in full as follows

ARTICLES OF ASSOCIATION:

Name. Corporate seat.

Article 1.

The name of the company is: NXP B.V.

Its corporate seat is in Eindhoven.

Objects.

Article 2.

The objects of the company are to participate in, to take an interest in any other way in, to conduct the management of other business enterprises of whatever nature, to provide services to other companies of whatever nature, furthermore to finance third parties, in any way to provide security or undertake the obligations of third parties and finally all activities which are incidental to or which may be conducive to any of the foregoing.

Share capital and shares.

Article 3.

3.1.	The authorised share capital of the company amounts to ninety-one thousand euro (EUR 91.000). It is divided into two hundred (200) shares of four hundred and fifty-five euro (EUR 455) each.

3.2.	The shares shall be in registered form and shall be numbered consecutively from 1 onwards.

3.3.	No share certificates shall be issued.

3.4.	The company may grant loans for the purpose of a subscription for or an acquisition of shares in its share capital subject to any applicable statutory provisions. A resolution by the managing board to grant a loan as referred to in the preceding sentence shall be subject to the approval of the general meeting of shareholders (the “general meeting”).

Issue of shares.

Article 4.

4.1.	Shares shall be issued pursuant to a resolution of the general meeting; the general meeting shall determine the price and further terms and conditions of the issue.

4.2.	Shares shall never be issued at a price below par.

4.3.	Shares shall be issued by notarial deed in accordance with section 2:196 of the Civil Code.

4.4.	Shareholders have no pre-emptive rights upon an issue of shares or upon a grant of rights to subscribe for shares.

4.5.	The company is not authorised to cooperate in the issue of depositary receipts for shares.

4.6	A right of usufruct, or a right of pledge may be granted on the shares. The shareholder has the voting rights attached to the shares which have been pledged or attached with a right of usufruct.

Notwithstanding the preceding sentence, the voting rights can be conferred on the pledgee, to the extent this is stipulated upon creation of the pledge and to the extent the general meeting approved the passing of the voting rights.

Payment for shares.

Article 5.

5.1.	Shares shall only be issued against payment in full.

5.2.	Payment must be made in cash to the extent that no alternative contribution has been agreed.

5.3.	Payment in cash may be made in a foreign currency, subject to the company’s consent.

Acquisition and disposal of shares.

Article 6.

6.1.	Subject to authorisation by the general meeting and subject to the applicable statutory provisions, the managing board may cause the company to acquire fully paid up shares in its share capital for a consideration.

6.2.	Paragraph 1 of article 4 shall equally apply to the disposal by the company of shares acquired in its own share capital. A resolution to dispose of such shares shall be deemed to include the approval as referred to in section 2:195 subsection 4 of the Civil Code.

Shareholders register.

Article 7.

7.1.	The managing board shall maintain a shareholders register in accordance with the relevant statutory requirements.

7.2.	The managing board shall make the register available at the office of the company for inspection by the shareholders, holders of a right of usufruct and holders of a right of pledge.

Notices of meetings and notifications.

Article 8.

8.1.	Notices of meetings to shareholders or holders of a right of usufruct or holders of a right of pledge shall be sent to the addresses stated in the shareholders register.

8.2.	Notifications to the managing board shall be sent to the office of the company or to the addresses of all managing directors.

8.3.	Notices of meetings and notifications by means of a legible and reproducible electronic communication shall be sent to the address that has been provided for that purpose.

Transfer of shares.

Article 9.

Any transfer of shares shall be effected by notarial deed, in accordance with section 2:196 of the Civil Code.

Restrictions on the transfer of shares.

Article 10.

10.1.	A transfer of shares in the company - not including a disposal by the company of shares which it has acquired in its own share capital - may only be effected with due observance of paragraphs 2 through 7.

10.2.	A shareholder who wishes to transfer one or more shares shall require the approval of the general meeting.

10.3.	The transfer must be effected within three months after the approval has been granted or is deemed to have been granted.

10.4.	The approval shall be deemed to have been granted if the general meeting, simultaneously with the refusal to grant its approval, does not provide the requesting shareholder with the names of one or more interested parties who are prepared to purchase all of the shares referred to in the request for approval against payment in cash, at the purchase price determined in accordance with paragraph 5; the company itself can only be designated as interested party with the approval of the requesting shareholder.

The approval shall likewise be deemed granted if the general meeting has not made a decision in respect of the request for approval within six weeks of its receipt.

10.5.	The requesting shareholder and the interested parties accepted by him shall determine the purchase price referred to in paragraph 4 by mutual agreement.

Failing agreement, the purchase price shall be determined by an independent expert, to be designated by mutual agreement between the managing board and the requesting shareholder.

10.6.

Should the managing board and the requesting shareholder fail to reach agreement on the designation of the independent expert, such designation shall be made by the President of the Chamber of Commerce and Industry which is competent to register the company in the trade register.

10.7.	Once the purchase price of the shares has been determined by the independent expert, the requesting shareholder shall be free, for a period of one month after the determination of the purchase price, to decide whether he will transfer his shares to the designated interested parties.

Management.

Article 11.

11.1.	The company shall be managed by a managing board, consisting of one or more managing directors. The general meeting shall determine the number of managing directors.

A legal entity may be appointed as a managing director.

11.2.	Managing directors shall be appointed by the general meeting. The general meeting may at any time suspend and dismiss managing directors.

11.3.	The general meeting shall determine the remuneration and other terms and conditions which apply to the managing directors.

11.4.	In the event that one or more managing directors is prevented from acting or in the case of a vacancy or vacancies for one or more managing directors, the remaining managing directors or the only remaining managing director shall temporarily be in charge of the management.

In the event that all managing directors are or the only managing director is prevented from acting or there are vacancies for all managing directors or there is a vacancy for the only managing director, the person designated or to be designated for that purpose by the general meeting shall temporarily be in charge of the management.

In the case of a vacancy for a managing director the person referred to in the preceding sentence shall as soon as possible take the necessary measures to make a definitive arrangement.

Resolutions by the managing board.

Article	12.

12.1.	With due observance of these articles of association, the managing board may adopt rules governing its internal proceedings. Furthermore the managing directors may divide their duties among themselves, whether or not by rule.

12.2.	The managing board shall meet whenever a managing director so requires. The managing board shall adopt its resolutions by an absolute majority of votes cast.

In a tie vote, the general meeting shall decide.

12.3.	The managing board may also adopt resolutions without holding a meeting, provided such resolutions are adopted in writing or by legible and reproducible electronic communications and all managing directors have expressed themselves in favour of the proposal concerned.

12.4.	The managing board shall adhere to the instructions of the general meeting in respect of the general financial, social, economic and personnel policies to be pursued by the company as well as the policies in the following matters: marketing, environment and long-term association.

12.5.	The general meeting may adopt resolutions pursuant to which clearly specified resolutions of the managing board require its approval.

Representation.

Article	13.

13.1.	The managing board is authorised to represent the company. In the event that more than one managing director is in office, the company may also be represented by two managing directors acting jointly.

13.2.	If a managing director, directly or indirectly, has a personal conflict of interest with the company, said managing director can not represent the company and the company shall be represented in that matter by other managing directors, with due observance of paragraph 1. In the event that, based on the preceding sentence, only one or no managing director is authorised to represent the company, the company shall be represented by the person(s) designated for that purpose by the general meeting.

13.3.	In the event that a managing director has a conflict of interest with the company in another manner than set out in paragraph 2, the company nonetheless can be represented by the persons who are authorised for that purpose on the basis of paragraph 1 or article 14.

13.4.	Notwithstanding the preceding paragraphs, the general meeting shall have the statutory right to designate one or more other persons authorised to represent the company in the event that a managing director has a direct or indirect personal conflict of interest with the company. The managing board shall enable the general meeting to exercise its right referred to in the preceding sentence in a timely manner.

13.5.	A managing director who has a conflict of interest may also be designated as a person authorised to represent the company as indicated in paragraphs 2 and 4.

Authorised signatories.

Article 14.

The managing board may grant to one or more persons, whether or not employed by the company, the power to represent the company (“procuratie”) or grant in a different manner the power to represent the company on a continuing basis. The managing board may also grant such other titles as it may determine to persons as referred to in the preceding sentence, as well as to other persons, but only if such persons are employed by the company.

General meetings.

Article 15.

15.1.	The annual general meeting shall be held within six months after the end of the financial year.

15.2.	The agenda for this meeting shall in any case include the adoption of the annual accounts, the allocation of profits and the discharge of managing directors from liability for their management over the last financial year, unless the period for preparation of the annual accounts has been extended.

At this general meeting any other items which have been put on the agenda in accordance with paragraphs 5 and 6 shall be discussed.

15.3.	A general meeting shall be convened whenever the managing board or a shareholder considers this appropriate.

15.4.	General meetings shall be held in the municipality where the company has its corporate seat.

Resolutions adopted at a general meeting held elsewhere shall be valid only if the entire issued share capital is represented.

15.5.	Shareholders and holders of a right of usufruct or holders of a right of pledge with voting rights shall be given notice of the general meeting by the managing board, by a managing director or by a shareholder. The notice shall specify the items to be discussed.

15.6.	Notice shall be given not later than on the fifteenth day prior to the date of the meeting.

If the notice period was shorter or if no notice was sent, no valid resolutions may be adopted unless the resolution is adopted by unanimous vote at a meeting at which the entire issued share capital is represented.

The preceding sentence shall equally apply to matters which have not been mentioned in the notice of the meeting or in a supplementary notice sent with due observance of the notice period.

15.7.	The general meeting shall appoint its chairman. The chairman shall designate the secretary.

15.8.	Minutes shall be kept of the business transacted at a meeting.

Voting rights of shareholders.

Article 16.

16.1.	Each share confers the right to cast one vote.

Managing directors as such have an advisory vote at the general meetings.

16.2.	Shareholders and holders of a right of usufruct or holders of a right of pledge with voting rights may be represented at a meeting by a proxy authorised in writing.

16.3.	Resolutions shall be adopted by an absolute majority of the votes cast.

16.4.	Each shareholder and holder of a right of usufruct or holder of a right of pledge is, either in person or by a proxy authorised in writing, entitled to participate in a general meeting, to address the meeting and to exercise his voting rights by electronic means of communication. To do so he must be able to participate in the deliberations through the electronic means of communication. The managing board may with the consent of the general meeting attach conditions to the use of the electronic means of communication. The notice of the meeting shall set out these conditions or state where they can be consulted.

16.5.	For the purposes of paragraphs 2 and 4, the requirement of written form shall also be met if the proxy has been recorded electronically.

16.6.	Shareholders may adopt any resolutions which they could adopt at a meeting, without holding a meeting. The managing directors are given the opportunity to advise regarding such resolution, unless in the circumstances it is unacceptable according to criteria of reasonableness and fairness to give such opportunity.

A resolution to be adopted without holding a meeting shall only be valid if all shareholders entitled to vote have cast their votes in writing or by legible and reproducible electronic communications in favour of the proposal concerned. Those shareholders shall forthwith notify the managing board of the resolution so adopted. To the extent there are holders of a right of usufruct or holder of a right of pledge with voting rights, a resolution cannot be adopted in the manner as described in this paragraph.

Financial year. Annual accounts.

Article 17.

17.1.	The financial year shall coincide with the calendar year.

17.2.	Annually, within five months after the end of each financial year - save where this period is extended by a maximum of six months by the general meeting on the basis of special circumstances - the managing board shall prepare annual accounts and shall make these available at the office of the company for inspection by the shareholders. The annual accounts shall be accompanied by the auditor’s certificate, referred to in article 18, if the assignment referred to in that article have been given, by the annual report, unless section 2:391 of the Civil Code does not apply to the company, and by the additional information referred to in section 2:392 subsection 1 of the Civil Code, insofar as the provisions of that subsection apply to the company.

The annual accounts shall be signed by all managing directors. If the signature of one or more of them is lacking, this shall be disclosed, stating the reasons thereof.

Auditor.

Article 18.

The company may give an assignment to an auditor as referred to in section 2:393 of the Civil Code to audit the annual accounts prepared by the managing board in accordance with subsection 3 of such section provided that the company shall give such assignment if the law so requires.

If the law does not require that the assignment mentioned in the preceding sentence be given the company may also give the assignment to audit the annual accounts prepared by the managing board to another expert; such expert shall hereinafter also be referred to as: auditor.

The general meeting shall be authorised to give the assignment referred to above. If the general meeting fails to do so, then the managing board shall be so authorised.

The assignment given to the auditor may be revoked by the general meeting and by the managing board if it has given such assignment.

The assignment may be revoked for good reasons with due observance of section 2:393 subsection 2 of the Civil Code.

The auditor shall report on his audit to the managing board and shall issue a certificate containing its results.

Profit and loss.

Article 19.

19.1.	Distribution of profits pursuant to this article shall take place after the adoption of the annual accounts which show that the distribution is allowed.

19.2.	The profits shall be at the free disposal of the general meeting.

19.3.	The company may only make distributions to shareholders and other persons entitled to distributable profits to the extent that its shareholders’ equity exceeds the sum of its issued share capital and the reserves to be maintained by law.

19.4.	A loss may be set off against the reserves to be maintained by law only to the extent permitted by law.

19.5.	Shares which the company holds in its own share capital shall not be taken into account for the purpose of determining how the amount to be distributed on shares is to be divided.

Distribution of profits.

Article 20.

20.1.	Dividends shall be due and payable four weeks after they have been declared, unless the general meeting determines another date on the proposal of the managing board.

20.2.	The general meeting may resolve that dividends shall be distributed in whole or in part in a form other than cash.

20.3.	Without prejudice to paragraph 3 of article 19 the general meeting may resolve to distribute all or any part of the reserves.

20.4.	Without prejudice to paragraph 3 of article 19 interim distributions shall be made if the general meeting so determines on the proposal of the managing board.

Liquidation.

Article 21.

21.1.	If the company is dissolved pursuant to a resolution of the general meeting, the managing directors shall become the liquidators of its property, if and to the extent that the general meeting shall not appoint one or more other liquidators.

21.2.	After the company has ceased to exist, its books, records and other data carriers shall remain in the custody of the person designated for that purpose by the liquidators for a period of seven years.

The required ministerial declaration of no-objection was granted on the thirtieth day of July two thousand and ten, number B.V. 400.135.

The ministerial declaration of no-objection and a document in evidence of the resolutions, referred to in the head of this deed, are attached to this deed.

In witness whereof the original of this deed which will be retained by me, notaris, is executed in Amsterdam, on the date first mentioned in the head of this deed.

Having conveyed the substance of the deed and given an explanation thereto and following the statement of the person appearing that she has taken note of the contents of the deed and agrees with the partial reading thereof, this deed is signed, immediately after reading those parts of the deed which the law requires to be read, by the person appearing, who is known to me, notaris, and by myself, notaris.